CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 of Registration Statement No. 333-165222 on Form S-1 of our reports dated March 24, 2010 of the consolidated financial statements of NIVS IntelliMedia Technology Group, Inc. and Subsidiaries and to the Parent only financial statements of NIVS IntelliMedia Technology Group, Inc. for the year ended December 31, 2009, which appear in the annual report on Form 10-K of NIVS IntelliMedia Technology Group, Inc. for the year ended December 31, 2009. We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement and related prospectus.

/s/MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

April 19, 2010